UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2017

Fogo de Chao, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37450	45-5353489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14881 Quorum Drive, Suite 750 Dallas, TX		75254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 361-6276

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Accounting Officer

On April 7, 2017, the Board of Directors of Fogo de Chão, Inc. (the "Company") appointed Stacy A. Murray, the Company’s Vice President-Accounting and Controller, as Principal Accounting Officer of the Company. Ms. Murray succeeds Michael Prentiss who is now the Company’s Senior Vice President, Corporate Administration.

Ms. Murray, age 42, joined the Company in November 2016 as the Company’s Vice President-Accounting and Controller.  Prior to joining the Company, Ms. Murray served as Chief Accounting Officer of Azure Midstream Holdings LLC and Azure Midstream Partners, LP from November 2013 to October 2016. Previously, Ms. Murray was the Controller of TGGT Holdings LLC (the predecessor company to Azure Midstream) from October 2011. Prior to October 2011, Ms. Murray served as Senior Finance Manager for Lineage Power Holdings from 2009 to 2011. Ms. Murray has a M.S. and B.A. from Texas A&M University and is a Certified Public Accountant in the State of Texas.

There are no family relationships existing between Ms. Murray and any director or executive officer of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Ms. Murray or any member of her immediate families had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Ms. Murray and any other persons pursuant to which Ms. Murray is appointed to such position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fogo de Chao, Inc.

Date: April 11, 2017	By:	/s/ Lawrence J. Johnson
Lawrence J. Johnson
Chief Executive Officer